UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934
                              (Amendment No.  )(1)


                               POPE & TALBOT, INC.
              ----------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
              ----------------------------------------------------
                         (Title of Class of Securities)


                                    732827100
              ----------------------------------------------------
                                 (CUSIP Number)


                                August 14, 1998
              ----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 732827100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Emily T. Andrews
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.A.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               833,361
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             80,000
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        833,361
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        80,000
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      913,361
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      6.7%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IN
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

Item 1.

      a.    POPE & TALBOT, INC
      b.    1500 S.W. First Avenue
            Portland, OR 97201

Item 2.

      a.    Emily T. Andrews
      b.    600 Montgomery Street, 35th Floor
            San Francisco, CA 94111
      c.    U.S.
      d.    Common Stock
      e.    732827100

Item 3.

      N/A

Item 4.

      a.    Amount beneficially owned: 913,361 shares
      b.    Percent of class: 6.7%
            (i)   Sole power to vote or to direct the vote: 833,361
            (ii)  Shared power to vote or to direct the vote: 80,000
            (iii) Sole power to dispose or to direct the disposition of 833,361
            (iv)  Shared power to dispose or to direct the disposition of 80,000

Item 5.

      N/A

Item 6.

      N/A


Item 7.

      N/A

Item 8.

      N/A

Item 9.

      N/A

Item 10.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             October 30, 1998


                                             /s/ Emily T. Andrews
                                             --------------------------
                                             Emily T. Andrews